--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 3                                                WASHINGTON, D.C. 20549
--------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
   BONDY & SCHLOSS LLP                              (Month/Day/Year)       Infotopia, Inc. (IFTA)
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)        10/19/01           5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director        X  10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
   6 E. 43RD ST.                                    Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                            Chief Financial Officer                Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
   New York,         NY                10017                                                                   ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock, $.001 par value                        2,250,000                      D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).


FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Explanation of Responses:


                                                                     BONDY & SCHLOSS LLP

                                                                     By /s/ Jeffrey A. Rinde                       11/13/01
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      Jeffrey A. Rinde, Partner                  Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).         **Signature of Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2


                           ATTACHMENT TO FORM 3

Attached to Form 3 for the following designated filer:

     BONDY & SCHLOSS LLP


Item 1.   Jeffrey A. Rinde*
          c/o Bondy & Schloss LLP
          6 East 43rd St., 25th Floor
          New York, New York 10017

Item 2.   October 19, 2001

Item 4.   Infotopia, Inc. (IFTA)


* Mr. Rinde directly owns 2,000,000 shares of the common stock and has a beneficial ownership interest in the remaining 250,000 shares as a partner in Bondy & Schloss LLP. Bondy & Schloss LLP beneficially owns the shares held in Mr. Rinde's name by virture of the terms of its partnership agreement.


                             ADDITIONAL SIGNATURES



            /s/ Jeffrey A. Rinde            November 13, 2001
                -----------------           -----------------
                Jeffrey A. Rinde            Date

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